UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 23, 2018

Date of Report (Date of earliest event reported)

Windtree Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

(Address of principal executive offices)

(215) 488-9300

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 23, 2018 (the “Effective Date”), Windtree Therapeutics, Inc. (the “Company”) and PH Stone Manor LP (“Landlord”) entered into a Fifth Amendment to Lease Agreement (“Fifth Amendment”) to that certain Office Lease Agreement and Addendum to Office Lease Agreement (the “Lease”), as amended from time to time. Under the Lease, the Landlord leased to Tenant the premises consisting of approximately 30,506 rentable square feet of office space on the first and second floors (the “Premises”) in the building commonly known as Stone Manor Corporate Center, 2600 Kelly Road, in Doylestown and Warrington Townships, Pennsylvania, (the “Building”), all as more particularly set forth in the Lease.

Under the terms of the Fifth Amendment:

(i)     the Company will surrender a portion of the Premises totaling 9,317 rentable square feet. As a result, the Premises will be reduced by approximately 30%, from 30,506 rentable square feet to 21,189 rentable square feet and the Company’s proportionate share of the Building operating expense will be reduced proportionately;

(ii)     effective with the surrender of the leased space, the security deposit under the Lease in the form of a Letter of Credit in the amount of $225,000, will be reduced to $140,000, thereby releasing to the Company from the bank account securing the Letter of Credit approximately $85,000 in cash;

(iii)     the base rent per square foot will be as set forth in the fourth amendment to the Lease and square footage will be adjusted to exclude the surrendered space effective January 1, 2019. The building operating expenses will be adjusted to exclude the surrendered space on the effective date of the surrender;

(iv)     the Landlord will perform or cause to be performed certain work as Landlord and the Company may mutually agree, including to build out new demising walls between the leased space and the surrendered space. In addition, the Company at its cost and expense may perform or cause to be performed certain work, including the build out of additional offices, additional work stations and other similar changes to the Premises as the Company may elect, subject to execution of a work letter and Landlord’s approval; and

(v)     the right of first offer provided in the Addendum to Office Lease is terminated.

As a result of the foregoing, the Company will realize a reduction in net base rental payments of approximately $0.8 million for the period January 1, 2019 through February 28, 2022 and an estimated 30% reduction in utilities expense (based on the reduction in square footage) for the same period. The total aggregate base rental payments under the Fifth Amendment are expected to be approximately $2.5 million for the period January 1, 2018 through February 28, 2022.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1, filed herewith. Copies of the original Lease and first amendment are filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K dated April 6, 2007, a copy of the second amendment is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2013, and a copy of the fourth amendment is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 31, 2016. The Lease and the amendments thereto have been filed in order to provide information regarding their terms and in accordance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Pursuant to the Lease and the Fifth Amendment, each of the Company and the Landlord made certain representations, warranties and covenants and agreed to indemnify each other for certain losses arising out of breaches of such representations, warranties, covenants and other specified matters. The representations, warranties and covenants were made by the parties to and solely for the benefit of each other and any expressly intended third party beneficiaries in the context of all of the terms and conditions of the agreements and in the context of the specific relationship between the parties. Accordingly, investors are cautioned not to rely on the representations, warranties and covenants. Furthermore, investors should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or continuing intentions of the parties, since they were only made as of the date of the agreements. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements.

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Item 9.01      Financial Statements and Exhibits.

(d)     Exhibits

10.1     Fifth Amendment to Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Windtree Therapeutics, Inc.

                              By:     /s/ Craig Fraser

Craig Fraser

President and Chief Executive Officer

Date: March 1, 2018